UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: July 25, 1996
                       (Date of earliest event reported)


                  INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


       New York                      1-2360                     13-0871985
(State of Incorporation)          (Commission                  (IRS employer
                                  File Number)               Identification No.)


           ARMONK, NEW YORK                                         10504
(Address of principal executive offices)                         (Zip Code)


                                  914-765-1900
                        (Registrant's telephone number)

Item 5. Other Events

     The registrant's press release dated July 25, 1996, regarding its financial results for the periods ended June 30, 1996, including unaudited consolidated financial statements for the periods ended June 30, 1996, are attached.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                     INTERNATIONAL BUSINESS MACHINES CORPORATION
                                                    (Registrant)



Date: July 25, 1996


                                              By:       John R. Joyce
                                                 -------------------------------
                                                       (John R. Joyce)
                                                  Vice President and Controller

IBM Announces Second-Quarter 1996 Results

July 25, 1996

IBM today announced second-quarter 1996 net earnings of $1.3 billion, or $2.51 per common share, compared with net earnings of $1.7 billion, or $2.97 per common share, in the second quarter of 1995. Second-quarter 1996 revenues were $18.2 billion, an increase of 4 percent from the second quarter of last year.

Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said: "This was a tough quarter, as we had expected. Our results were largely affected by a few short-term factors, particularly a sharp drop in memory prices and currency.

"However, the fact that we earned $2.6 billion in the first half of 1996, even with these short-term issues, speaks to the resiliency of IBM. But what really gives us a sense of optimism are the many manifestations in the second quarter that our long-term strategies are working.

"Simply put, our traditional businesses are continuing to re-invent themselves and our newer businesses are showing great strength," Mr. Gerstner said. "We saw excellent results across our server families: AS/400 revenues increased; our Unix processors, led by the high-end SP2, had an exceptional quarter; and demand remained strong for our System/390 products. This was the second quarter in a row of solid performance by our PC Company.

"At the same time, we continued to make significant progress in services and software growth areas. Our services revenues grew by 23 percent and we closed nearly $4 billion in new services contracts in the quarter. We had outstanding results from our most recent major acquisition, Tivoli Systems. We announced the Lotus Notes 'Domino' product, which establishes Notes as the leading platform for server-based intranet solutions. Second-quarter shipments of Lotus Notes seats nearly doubled compared with the same period of last year. It has been one year since we acquired Lotus. Since then, Notes seats have increased from 2.2 million to 6.3 million," Mr. Gerstner said.

"I'm also delighted with our improved revenue results from North America and, measured in local currencies, our results from Asia-Pacific. Europe, however, remained sluggish."

Revenues from North America increased 11 percent from the second quarter of last year to $7.8 billion. Revenues from Europe/Middle East/Africa declined 2 percent year over year to $6 billion. Asia-Pacific revenues were $3.6 billion, essentially flat with the same period of 1995, while revenues from Latin America grew 6 percent to $786 million.

Currency had an approximately 5-percentage-point negative effect on the company's overall revenues in the second quarter. Excluding the effects of currency, Asia-Pacific revenues grew 19 percent and Latin America revenues increased 6 percent, year over year, while European revenues climbed 2 percent.

Hardware sales totaled $8.6 billion, a decline of 1 percent from the second quarter of last year. Personal computer revenues increased within all market segments. RISC System/6000 and AS/400 revenues also grew, as did networking hardware revenues. System/390, semiconductor and storage revenues declined, principally as a result of year-over-year price reductions.

IBM took significant steps in the second quarter to strengthen the competitiveness of its storage business. Specifically, IBM signed a worldwide OEM agreement with Storage Technology Corp. that provides customers with a wider range of storage products. IBM also introduced the world's first magnetic disk drives that exceed one billion bits of data in a square inch of disk space.

Services revenues grew 23 percent to $3.7 billion. New services contracts signed during the quarter included a 10-year, multi-billion dollar contract with Ameritech and a $533 million agreement with Washington Mutual, a financial services company with operations in five western states.

Software revenues climbed 4 percent to $3.2 billion from the second quarter of 1995. During the quarter, IBM announced the availability of Net.Commerce, software that helps businesses create 'virtual storefronts' on the Internet, and Cryptolopes (TM), secure 'electronic envelopes' that can be used to distribute copyrighted information over the Internet.

Maintenance revenues fell 7 percent year over year to $1.8 billion, while rentals and financing revenues increased 5 percent to $924 million.

The total gross profit margin was 39.5 percent in the second quarter compared with 43.5 percent during the same period of 1995.

Total expenses grew 4 percent compared with last year's second quarter, primarily because of increased spending for acquisitions and investments in IBM's industry-specific business units. Excluding these types of investments, total expenses would have decreased approximately 8 percent year over year.

The company's tax rate in the second quarter was 38.1 percent compared with 39.2 percent in the second quarter of 1995.

Since December 31, 1995, "core" debt (debt in support of operations, excluding customer financing) increased $325 million to $2.2 billion. During the same period, customer financing debt increased $1.2 billion to $20.9 billion.

IBM spent approximately $1.3 billion for common share repurchases in the second quarter. The average number of common shares outstanding in the quarter was
533.9 million compared with 575.4 million during the same period of last year.

Net earnings for the six months ended June 30, 1996 were $2.6 billion, or $4.72 per common share, excluding charges associated with write-offs of research and development related to acquisitions in the first quarter of 1996. This compares with earnings of $3 billion in the first six months of 1995, or $5.09 per common share. Revenues for the six months ended June 30, 1996 were $34.7 billion, an increase of 4 percent from the prior year's $33.3 billion.

Financial Results Attached

             INTERNATIONAL BUSINESS MACHINES CORPORATION
        SUPPLEMENTAL SCHEDULE - COMPARATIVE FINANCIAL RESULTS
             (EXCLUDES EFFECTS OF SOFTWARE ACQUISITIONS
                     IN THE FIRST QUARTER 1996)*

      (Unaudited; Dollars in millions except per share amounts)

                             Three Months                   Six Months
                             Ended June 30                Ended June 30

                                         Percent                       Percent
                        1996      1995    Change     1996      1995     Change
                      -------   -------   ------   -------   -------    ------
Revenue:

 Hardware sales        $8,576    $8,659     -1.0%  $16,284   $16,386     -0.6%
  Gross margin           33.4%     40.1%              34.2%     39.1%

 Services               3,734     3,041     22.8%    6,932     5,486     26.4%
  Gross margin           20.8%     21.5%              20.1%     20.5%

 Software               3,195     3,072      4.0%    6,232     5,945      4.8%
  Gross margin           68.4%     65.3%              69.2%     65.2%

 Maintenance            1,754     1,877     -6.5%    3,503     3,698     -5.3%
  Gross margin           47.8%     53.8%              47.8%     52.2%

 Rentals
 and financing            924       882      4.7%    1,791     1,751      2.3%
  Gross margin           57.4%     55.7%              56.6%     55.0%

Total revenue          18,183    17,531      3.7%   34,742    33,266      4.4%

Gross profit            7,191     7,631     -5.8%   13,960    14,295     -2.3%
  Gross margin           39.5%     43.5%              40.2%     43.0%

Operating expenses:

 S,G&A                  3,889     3,883      0.2%    7,586     7,516      0.9%
  % of revenue           21.4%     22.2%              21.8%     22.6%

 R,D&E (1)              1,116       974     14.6%    2,207     1,887     17.0%
  % of revenue            6.1%      5.6%               6.4%      5.7%

Operating income        2,186     2,774    -21.2%    4,167     4,892    -14.8%

Other income              193       238    -18.8%      343       484    -29.2%
Interest expense          205       188      8.8%      354       368     -3.9%

Earnings before
income taxes            2,174     2,824    -23.0%    4,156     5,008    -17.0%
  Pre-tax margin         12.0%     16.1%              12.0%     15.1%

Provision for
income taxes              827     1,108    -25.3%    1,600     2,003    -20.1%
  Effective tax
   rate                  38.1%     39.2%              38.5%     40.0%

Net earnings           $1,347    $1,716    -21.5%   $2,556    $3,005    -14.9%
  Net margin              7.4%      9.8%               7.4%      9.0%

Preferred stock
dividends and trans-
action costs                5         5                 10        52

Net earnings
applicable to common
shareholders           $1,342    $1,711    -21.6%   $2,546    $2,953    -13.8%
                       ======    ======             ======    ======

Net earnings per
share of common
stock                   $2.51     $2.97    -15.4%    $4.72     $5.09     -7.3%
                       ======    ======             ======    ======

Average number of
common shares out-
standing (M's)          533.9     575.4              539.1     580.3

*    Supplemental information provided for comparative purposes:

(1) Six months 1996 excludes non-recurring, non-tax deductible charges of $435 million ($.80 per common share) for purchased in-process research and development in connection with the acquisitions of Tivoli Systems Inc. and Object Technology International Inc.



                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS

            (Unaudited; Dollars in millions except per share amounts)

                        Three Months             Six Months
                       Ended June 30           Ended June 30

                                 Percent                 Percent
                   1996    1995   Change   1996    1995   Change
                 ------- ------- ------- ------- ------- -------
Revenue:

 Hardware sales   $8,576  $8,659   -1.0% $16,284 $16,386   -0.6%
  Gross margin      33.4%   40.1%           34.2%   39.1%

 Services          3,734   3,041   22.8%   6,932   5,486   26.4%
  Gross margin      20.8%   21.5%           20.1%   20.5%

 Software          3,195   3,072    4.0%   6,232   5,945    4.8%
  Gross margin      68.4%   65.3%           69.2%   65.2%

 Maintenance       1,754   1,877   -6.5%   3,503   3,698   -5.3%
  Gross margin      47.8%   53.8%           47.8%   52.2%

 Rentals
 and financing       924     882    4.7%   1,791   1,751    2.3%
  Gross margin      57.4%   55.7%           56.6%   55.0%

Total revenue     18,183  17,531    3.7%  34,742  33,266    4.4%

Gross profit       7,191   7,631   -5.8%  13,960  14,295   -2.3%
  Gross margin      39.5%   43.5%           40.2%   43.0%

Operating expenses:

 S,G&A             3,889   3,883    0.2%   7,586   7,516    0.9%
  % of revenue      21.4%   22.2%           21.8%   22.6%

 R,D&E (1)         1,116     974   14.6%   2,642   1,887   40.0%
  % of revenue       6.1%    5.6%            7.6%    5.7%

Operating income   2,186   2,774  -21.2%   3,732   4,892  -23.7%

Other income         193     238  -18.8%     343     484  -29.2%
Interest expense     205     188    8.8%     354     368   -3.9%

Earnings before
income taxes       2,174   2,824  -23.0%   3,721   5,008  -25.7%
  Pre-tax margin    12.0%   16.1%           10.7%   15.1%

Provision for
income taxes         827   1,108  -25.3%   1,600   2,003  -20.1%
  Effective tax
   rate             38.1%   39.2%           43.0%   40.0%

Net earnings      $1,347  $1,716  -21.5%  $2,121  $3,005  -29.4%
  Net margin         7.4%    9.8%            6.1%    9.0%

Preferred stock
dividends and trans-
action costs           5       5              10      52

Net earnings
applicable to common
shareholders      $1,342  $1,711  -21.6%  $2,111  $2,953  -28.5%
                  ======  ======          ======  ======

Net earnings per
share of common
stock              $2.51   $2.97  -15.4%   $3.92   $5.09  -23.0%
                  ======  ======          ======  ======

Average number of
common shares out-
standing (M's)     533.9   575.4           539.1   580.3

(1) Six months 1996 includes non-recurring, non-tax deductible charges of $435 million ($.80 per common share) for purchased in-process research and development in connection with the acquisitions of Tivoli Systems Inc. and Object Technology International Inc.


            INTERNATIONAL BUSINESS MACHINES CORPORATION
            CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                  (Unaudited; Dollars in millions)


                                                     At            At
                                                June 30   December 31    Percent
                                                   1996          1995     Change
                                                -------   -----------    -------
Assets:

 Cash, cash equivalents,
 and marketable securities                       $6,377        $7,701     -17.2%

 Receivable - net, inventories,
 and prepaid expenses                            32,559        32,990      -1.3%

 Plant, rental machines,
 and other property - net                        16,337        16,579      -1.5%

 Investments and other assets                    22,201        23,022      -3.6%
                                                -------       -------

Total Assets                                    $77,474       $80,292      -3.5%
                                                =======       =======

Liabilities and Stockholders' Equity:

 Short-term debt                                $13,580       $11,569      17.4%
 Long-term debt                                   9,478        10,060      -5.8%
                                                -------       -------
 Total debt                                      23,058        21,629       6.6%

 Accounts payable, taxes,
 and accruals                                    17,049        20,079     -15.1%

 Other liabilities and
 deferred income taxes                           15,839        16,161      -2.0%
                                                -------       -------
 Total liabilities                               55,946        57,869      -3.3%

 Stockholders' equity                            21,528        22,423      -4.0%
                                                -------       -------
Total Liabilities and
Stockholders' Equity                            $77,474       $80,292      -3.5%
                                                =======       =======